Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of First Industrial Realty Trust, Inc. and First Industrial, L.P. of our reports dated February 13, 2020 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in First Industrial Realty Trust, Inc.’s and First Industrial, L.P.’s combined Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

February 13, 2020